Amendment no. 1 to pricing supplement dated February 22, 2022 To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020, and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated February 28, 2022 Rule 424(b)(8)
JPMorgan Chase Financial Company LLC

Structured Investments

$1,720,000

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated due February 23, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated February 22, 2022, related to the notes referred to above (the “pricing supplement”), the Maturity Date is as follows:

Maturity Date†:	February 23, 2024
CUSIP:	48133DGE4

† Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing supplement dated February 22, 2022

https://www.sec.gov/Archives/edgar/data/19617/000121390022008968/s135383_424b2.htm

•	Product supplement no. 4-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf

•         Prospectus supplement and prospectus, each dated April 8, 2020:
https://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf